Exhibit 5.02



                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of January 1, 2004, by and between Startech Environmental Corporation, a Colorado corporation (the "Company") and Joseph F. Longo (the "Executive").

                                    RECITALS

      WHEREAS, the Company desires to employ the Executive, and the Executive desires to accept such employment, on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

      1. Employment. The Company hereby engages the Executive, and the Executive hereby accepts such engagement, to render such services and assume such duties and responsibilities as provided in Section 3 hereof. The Executive shall devote his entire working time, attention and energies (except for vacation as permitted hereunder and absence for illness) to the business of the Company; and shall not, during the Employment Term (as defined below), engage in any other business activities; provided, however, that the Executive shall be permitted to make passive investments in any entity (i) whose capital stock is traded on an established national securities exchange or is listed on NASDAQ or another established "over the counter" market or (ii) whose business is not competitive with the business of the Company, which investments are not in excess of five percent (5%) of the outstanding equity securities of any such entity.

      2. Term. The term of this Agreement shall be for a three-year period commencing on January 1, 2004 and ending on December 31, 2006 (the "Initial Term"), unless sooner terminated as provided in Section 5 herein; provided that the Initial Term shall be automatically extended for successive additional one-year renewal periods (each a "Renewal Term"), unless either party provides written notice of non-renewal at least 90 days prior to the end of the Initial Term or any Renewal Term, as the case may be (the Initial Term and each Renewal Term, the "Employment Term").

      3. Title; Performance of Duties. The Company hereby engages the Executive, and the Executive hereby accepts such engagement, as Chief Operating Officer of the Company; provided that upon the termination of the employment agreement between the Company and Joseph Klimek, and the approval of the Board, the Executive shall immediately cease serving as Chief Operating Officer and shall become the Chief Executive Officer and President of the Company. In addition, the Executive agrees to perform such further duties and responsibilities for the Company as may be assigned to him, from time to time, by the Board of Directors of the Company (the "Board"), so long as such duties are consistent with the duties of the position in which the Executive is then serving. In addition, during the Employment Term and following the Date of Termination (other than by reason of termination as a result of the Executive's death, disability or for "Cause" and until the Executive's resignation or removal), the Company agrees to nominate the Executive to serve on the Board and to place the Executive on the slate of directors to be voted upon by the shareholders at each meeting of shareholders of the Company

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at which directors are elected. The Executive shall report to the Board and shall comply with and implement the policies and procedures of the Company from time to time promulgated by the Board.

      4. Compensation and Benefits.

      (a) Base Salary. The Company shall pay the Executive a base salary (the "Base Salary") at the rate of $157,500 per year, during the Employment Term, while the Executive serves as Chief Operating Officer, which base salary shall be increased to $185,000 per year, during the Employment Term, upon the Executive becoming Chief Executive Officer and President of the Company, in each case, payable in accordance with the Company's normal payroll practices, which salary rate shall be reviewed at least annually and may be increased (but not decreased) at the discretion of the Compensation Committee of the Board or, if there is no such committee, the Board, from time to time.

      (b) Bonus. The Executive shall be eligible to receive a discretionary bonus (a "Bonus") for each fiscal year during the Employment Term as determined by the Compensation Committee of the Board or, in the absence thereof, the Board, based on the Executive's duties, responsibilities, and performance, consistent with past practice.

      (c) Equity Consideration. The Executive shall be eligible to receive grants of options to purchase shares of Common Stock or other forms of equity consideration as may be determined by the Compensation Committee of the Board or, in the absence thereof, the Board.

      (d) Benefit Programs. In addition to the other benefits provided to the Executive hereunder, the Executive shall be eligible to participate, to the extent the Executive qualifies under the terms thereof, in the benefit programs now or hereafter maintained by the Company and offered by the Company to its employees and/or its executives, on terms that are no less favorable than those offered to all other senior executive officers. Such benefit programs may include, but shall not be limited to, pension, profit sharing, option, savings, bonus, disability, life insurance, health insurance, hospitalization, dental and other plans and policies in effect from time to time.

      (e) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred and paid by him in the course of the performance of his duties pursuant to this Agreement and consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, and subject to the Company's requirements with respect to the manner of reporting such expenses.

      (f) Vacation; Sick Days. During the Employment Term, the Executive shall be entitled to paid vacation consisting of not less than twenty (20) days per calendar year (prorated for any partial calendar year during the Employment
Term) and a number of sick days to the maximum extent permitted under the Company's policies applicable to executive officers with respect to sick days, but in no event less than twenty (20) sick days per calendar year.

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      5. Termination.

      (a) The Executive's employment with the Company and the Employment Term shall terminate upon occurrence of the first of the following events:

              (i)    On the date of the Executive's death;

              (ii) Upon written notice by the Company to the Executive (or the Executive's legal representative, as the case may be) of a termination for Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform all or a substantial part of his services as a result of mental or physical defect or illness for a period of 90 consecutive days or 120 non-consecutive days during any 12 month period as determined by the Board in good faith, which determination shall be made by the members of the Board other than the Executive; or

              (iii) Upon termination of the Executive by a unanimous vote of all members of the Board (other than the Executive) (the "Board Termination");

              (iv) Upon termination of the Executive for "Cause," which, for purposes of this Agreement, shall only mean: (A) the Executive's conviction of or plea of nolo contendere with respect to a crime constituting a felony in the jurisdiction involved during the Employment Term, excluding traffic offenses or other incidents that individually, or in the aggregate, do not have a material adverse effect on the Company's business; or (B) the Executive's willful and material misconduct or gross negligence during the Employment Term in direct connection with the performance of his services as an executive officer of the Company, but only to the extent that such willful and material misconduct or gross negligence has a material adverse effect on the Company's business; provided that any action, or inaction, shall not be treated as "willful and material misconduct" if authorized by the Board or taken by the Executive in the good faith belief that it was in, or not opposed to, the best interests of the Company; or

              (v) At the Executive's election, upon written notice to the Company, which written notice shall be given not less than thirty (30) days prior to the date on which the Executive elects to terminate the Employment Term.

      (b) As used in this Agreement, "Date of Termination" means, if the Executive's employment is terminated:

              (i) for Disability, or the Executive resigns, the date on which the Company or the Executive notified the Executive or the Company, respectively, of such termination or, if later, the effective date of termination;

              (ii)   by reason of death, the date of death of the Executive;

              (iii) by reason of a Board Termination, the date the Company informs the Executive, in writing, of his termination;


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              (iv)   for Cause, the date the Company informs the Executive, in
                     writing, of his termination; and

              (v) by reason of the Executive's election to terminate his employment with the Company, the date on which the Executive indicates in a written notice delivered to the Company, or if no such date is provided, the date that is thirty (30) days after the date on which such notice was provided to the Company.

      6. Consequences of Termination of Employment.

      (a) In addition to the rights set forth in Section 6(b) hereof, upon termination of this Agreement pursuant to Section 5 hereof, the Company shall pay and provide Executive (or, if applicable, his surviving spouse or, if none, his estate or other legal representative) the following amounts and benefits:
(i) all amounts of Base Salary accrued but unpaid as of the Date of Termination;
(ii) any Bonus awarded but not paid prior to the Date of Termination; (iii) all reasonable business-related expenses unreimbursed as of the Date of Termination; and (iv) any benefits or payments, to the extent due under any Company benefit, fringe benefit or arrangement in accordance with the terms of said plan or arrangement for the period prior to such Date of Termination, including, but not limited to, accrued but unused vacation days. The foregoing notwithstanding, in the event that the Executive's employment is terminated for any reason (other than as a result of death), for a period of six (6) months following the Date of Termination (the "Severance Period"), the Executive (or the Executive's spouse, in the event of the Executive's death) shall receive: (i) the Base Salary; and
(ii) any benefits or payments, to the extent due under any Company benefit, fringe benefit or arrangement in accordance with the terms of said plan or arrangement.

      (b) In addition to the rights set forth in Section 6(a) above, upon the expiration of the Severance Period, the Company agrees: (i) to pay to the Executive an unfunded retirement benefit equal to $97,500 per annum (the "Unfunded Retirement Amount"), until the Executive's death, and after the death of the Executive, to the Executive's spouse, an amount equal to one-half of the Unfunded Retirement Amount per annum; and (ii) to provide lifetime gap medical insurance premiums for the Executive and the Executive's spouse to cover expenses not covered by Medicare or Medicaid, to the extent such coverage is commercially available.

      7. Noncompetition; Nonsolicitation; Surrender of Records.

      (a) No Competition. The Executive recognizes the highly competitive nature of the Company's business and that the Executive's position with the Company and access to and use of the Company's confidential records and proprietary information renders the Executive special and unique. During the term of employment and for a period of two (2) years after the Employment Term, the Executive shall not, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, stockholder, member, partner, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business (as defined below) located in the United States or Canada; provided, however, that ownership of five percent (5%) or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on The Nasdaq Stock Market, shall not constitute a

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breach of this Section 7(a), so long as the Executive does not in fact have the power to control, or direct the management of, or is not otherwise associated with, such corporation. For purposes of this Agreement, the term "Competing Business" shall mean any business or venture engaged in the manufacturing, marketing and sale of the Company's entire product line, which includes, without limitation, waste remediation equipment using plasma-based technology.

      (b) No Solicitation of Employment. During the Employment Term and for a period of one (1) year thereafter, the Executive shall not solicit or encourage any other employee to leave the Company for any reason, nor assist any business in doing so, nor hire in any business any individual who was an employee of the Company within one (1) year of such hire.

      (c) Confidentiality and Surrender of Records. The Executive shall not during the Employment Term or at any time thereafter (irrespective of the circumstances under which the Executive's employment by the Company terminates), except as required by law or as is necessary for the performance of the Executive's duties, directly or indirectly publish, make known, or in any fashion disclose any Confidential Information (as defined below) to, or permit any inspection or copying of Confidential Information by any individual or entity, nor shall he retain, and will deliver promptly to the Company, any of the same following termination of his employment hereunder for any reason or upon request by the Company. For purposes of this Section 7, "Confidential Information" means all correspondence, memoranda, files, manuals, books, lists, financial, operating, or marketing records, magnetic tape, or electronic or other media or equipment of any kind which may be in the Executive's possession or under his control or accessible to him which contain any proprietary information; provided that the term Confidential Information shall not apply to any such records which: (i) is or becomes publicly available through no fault of the Executive; (ii) is obtained lawfully and in good faith by the Executive from a third party who the Executive reasonably believes did not derive it from the Company and who is not known by the Executive to be under any confidentiality obligation with respect thereto; or (iii) is required to be disclosed by a court or other governmental authority after reasonable notice is given to the Company so that it may have the opportunity to seek a protective order with respect to such disclosure. All confidential records shall be and remain the sole property of the Company during the term of employment and thereafter. This provision does not prohibit the Executive from providing this information to his attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law. Neither the Executive nor the Company shall not disclose the terms of this Agreement except as necessary in the ordinary course of its business or as required by law.

      (f) Enforcement. The Executive acknowledges and agrees that, by virtue of his position, his services, and access to and use of confidential records and proprietary information, any violation by him of any of the undertakings contained in this Section 7 would cause the Company immediate, substantial, and irreparable injury for which it has no adequate remedy at law. Accordingly, the Executive agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Section 7, without any requirement of posting of bond. Rights and remedies provided for in this Section 7 are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.

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      (g) The Executive understands that the provisions of this Section 7 may limit his ability to earn a livelihood in a business that competes with the business of the Company but nevertheless agrees and hereby acknowledges that the consideration provided under this Agreement is sufficient to justify the restrictions contained in such provisions. In consideration thereof and in light of the Executive's education, skills and abilities, the Executive agrees that he will not assert in any forum that such provisions prevent him from earning a living or otherwise are void or unenforceable or should be held void or unenforceable.

      8. Notices. Any notice, consent, request or other communication made or given in accordance with this Agreement, shall be in writing and shall be sent by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service. The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing. Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

            To the Company:

               Startech Environmental Corporation
               15 Old Danbury Road
               Wilton, CT 06897-2525
               Attention: Chief Financial Officer
               Facsimile No. (203) 761-0839

            To the Executive:

               Joseph F. Longo
               444 Thayer Pond Road
               Wilton, CT 06897

      9. Sales of Securities by the Executive. In the event the Executive desires to sell securities of the Company, regardless of whether a sale is made during or after the Employment Term, so long as any such sale is made in compliance with applicable securities laws, including, without limitation, Rule 144 of the Securities Act of 1933, as amended, the Company agrees that it will not interfere with or otherwise take any action, or omit to take any action, that would prevent the Executive from making such sale, and shall use its best efforts to assist the Executive in making such sale.

      10. Assignability; Binding Effect. This Agreement shall not be assignable by the Executive. This Agreement shall be assignable by the Company only in connection with a sale or other transfer of all or substantially all of the assets of the Company or the portion of such assets of the Company with which the Executive is primarily employed. This Agreement shall inure to the benefit and be binding upon the personal or legal representatives, executors, administrator, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties hereto.

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

      11. Complete Understanding; Amendment; Waiver. This Agreement constitutes the complete understanding between the parties with respect to the employment of the Executive and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty, or covenant has been made by either party with respect thereto except as expressly set forth herein. This Agreement shall not be altered, modified, amended, or terminated except by a written instrument signed by each of the parties hereto. Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived. No delay on the part of the Company or the Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or the Executive of any such right or remedy shall preclude other or further exercise thereof.

      12. Non-disparagement.

      (a) The Executive shall not make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule: (a) the Company; (b) any of its products, services, affairs or operations; or (c) any of its past or present directors, officers, employees or agents; provided, however, that this Section 12 shall not prevent the Executive from making any truthful statement pursuant to a valid subpoena or as otherwise compelled by law; provided that if subpoenaed or otherwise compelled by law to make statements concerning the Company, its products, services, affairs or operations, or any of its past or present directors, officers, employees or agents, the Executive shall provide the Company with advance notice and cooperate with any effort by the Company to prevent such statements or limit the disclosure thereof, at the Company's sole cost and expense.

      (b) The Company, by the Board, shall advise each of its directors, executive officers, employees and agents not to make or publish any statement (orally or in writing), or instigate, assist or participate in the making or publication of any statement, which would libel, slander or disparage (whether or not such disparagement legally constitutes libel or slander) or expose to hatred, contempt or ridicule the Executive; provided, however, that this Section 12 shall not prevent the Company from making any truthful statement pursuant to a valid subpoena or as otherwise compelled by law; provided that if subpoenaed or otherwise compelled by law to make statements concerning the Executive, the Company shall provide the Executive advance notice and cooperate with any effort by the Executive to prevent such statements or limit the disclosure thereof, at the Executive's sole cost and expense.


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      13. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law. To the extent that a court of competent jurisdiction determines that Executive breached any undertaking in Section 7, the Company's obligations to make payments hereunder shall immediately cease, provided that the Company shall be liable for such payments in the event that the determination of such court is overturned or reversed by any higher court.

      14. Survivability. The provisions of this Agreement which by their terms call for performance subsequent to termination of the Executive's employment hereunder, or of this Agreement, shall so survive such termination.

      15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements made and to be wholly performed within that State, without regard to its conflict of laws provisions.

      16. Titles and Captions. All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend, or describe the scope or intent of any provision hereof.

      17. Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. The Company agrees to use its reasonable best efforts to withhold any such amount at the lowest rate allowed under applicable law; provided that so doing will not result in any detriment to the Company.

      18. Counterparts. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.



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      19. Indemnification. The Executive will be entitled to full indemnification with respect to any and all claims and liabilities (and all related legal fees and expenses reasonably incurred by you or on your behalf) asserted or threatened against the Executive during the term of this Agreement or thereafter in his capacity as an officer or director of the Company to the maximum extent provided in the Company's articles of incorporation and bylaws, as amended from time to time and in accordance the laws of the Company's state of incorporation. In addition, the Executive shall be entitled to coverage as an director and officer of the Company pursuant to director and officer liability insurance coverage obtained by the Company on the same basis as such coverage is made available to executive officers of the Company. Furthermore, the Company agrees to reimburse the Executive for expenses actually and reasonably incurred in defending a third party proceeding in advance of the final disposition of such third party proceeding; provided that the Executive agrees to repay such amounts if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company. The financial ability of the Executive to make a repayment contemplated by this Section 19 shall not be a prerequisite to the making of an advance.

                            [SIGNATURE PAGE FOLLOWS]




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      IN WITNESS WHEREOF, each of the parties hereto has duly executed this
Agreement as of the date first above written.



                              STARTECH ENVIRONMENTAL CORPORATION



                              By: /s/ Peter J. Scanlon
                                 ---------------------------------------
                                 Peter J. Scanlon
                                 Chief Financial Officer, Treasurer and
                                 Secretary



                              /s/ Joseph F. Longo
                              -----------------------------------
                              Joseph F. Longo, the Executive




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